                                                                    EXHIBIT 99.1


                       [DISCOVERY PARTNERS INTERNATIONAL]


Company Contact:
Discovery Partners International
Chief Executive Officer              Chief Financial Officer
Riccardo Pigliucci                   Craig Kussman
(858) 552-3639                       (858) 552-3639
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FIRST QUARTER 2003 RESULTS WITH RECORD REVENUES AND PROFITABILITY

COMPANY TO CONSOLIDATE DOMESTIC CHEMISTRY OPERATIONS IN SOUTH SAN FRANCISCO AND SAN DIEGO AND TO ESTABLISH NEW OFFSHORE CHEMISTRY CAPABILITIES.

SAN DIEGO, CA - APRIL 22, 2003 - Discovery Partners International, Inc. (NASDAQ: DPII) today announced record financial results for the three months ended March 31, 2003.

The Company also announced that it will consolidate its domestic chemistry facilities into two centers of excellence: in South San Francisco for primary screening library design and synthesis programs and in San Diego for lead optimization and medicinal chemistry projects. At the same time Discovery Partners International, Inc. announced that it has decided to establish new offshore chemistry capabilities to take advantage of more effective cost structures. These actions will result in the closure of the Tucson facility during 2003 and the relocation of some of its employees.

Revenues for the first quarter of 2003 were $12.7 million, an increase of 27 percent compared to $10.0 million for the first quarter of 2002 and 3 percent above the $12.4 million result in the fourth quarter of 2002.

Net income for the first quarter ended March 31, 2003 was $0.3 million, or $0.01 per share, compared to a net loss of $0.8 million, or $0.03 per share, in the first quarter of 2002 and net income of $0.2 million, or $0.01 per share, excluding $51.1 million of asset impairment charges, in the fourth quarter of 2002. Including the asset impairment charges, the fourth quarter of 2002 saw a net loss of $50.9 million, or $2.09 per share.

Gross margin, as a percentage of revenues for the first quarter of 2003 was 28 percent, up from 27 percent in the fourth quarter of 2002 and down from 41 percent in the first quarter of 2002.

Research and development costs for the first quarter of 2003 were $0.7 million, down from $1.1 million and $1.9 million in the fourth quarter of 2002 and the first quarter of 2002, respectively.

Sales, general and administrative costs for the first quarter of 2003 were $3.1 million, up from $2.4 million in the fourth quarter of 2002 and down from $3.3 million in the first quarter of 2002.

Cash and short-term investments at March 31, 2003 were $69.7 million, an increase of $0.1 million over the balance at December 31, 2002.

During the past quarter, Discovery Partners achieved several substantial milestones:

      - The Company shipped and installed the first Crystal Farm(TM) Imaging System to the protein crystallography group at the University of Georgia.

      - The Company paid the final $2 million installment to Abbott Laboratories for the acquisition of worldwide exclusive rights to the uARCS technology.

      - The Company entered into a collaborative agreement with a major global pharmaceutical company under which its exclusive uARCS technology will be evaluated with a variety of novel assays and proprietary compounds.

      - The Company reached an amicable agreement to terminate its last remaining non-exclusive compound supply contract.

      - The Company continues to perform at or better than plan in its Pfizer collaboration.

      - The Company greatly increased its share of Japanese business by signing a significant extension to an existing biology agreement with its largest Japanese customer and a new significant screening collaboration with another major pharmaceutical company.

"We are extremely pleased with our first quarter results," commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners. "Our prudent approach to investments and planning in this uncertain economic environment is starting to pay off. We have consciously constrained the growth of our overall capacity and redirected our efforts toward obtaining and executing more profitable businesses. Now that our obligations under previous non-exclusive compound supply contracts have ended, we are in a position to take the next steps towards increasing efficiency and continuing to reduce cost," continued Pigliucci. "Our decision to consolidate the Tucson chemistry operations into our expanded South San Francisco facility and into San Diego is a major step to increase operational efficiency. Our announcement of the strategic intention to establish an offshore capability is a clear signal of our commitment to take full advantage of more effective cost structures," concluded Pigliucci.

The Company repurchased 115,000 shares during the first quarter and continues to have authorization to acquire up to a total of 2 million shares of its common stock in the open market or otherwise.

A conference call discussing first quarter 2003 financial results as well as financial guidance for the remainder of 2003 will be publicly available via the Company's website, at http://www.discoverypartners.com. The live web cast will begin at 11:00 am Eastern Time, on Tuesday, April 22, 2003. In addition to the live web cast, replays will be available to the public on Discovery Partners' website, http://www.discoverypartners.com and by calling (800) 428-6051, access code: 288818 through Tuesday, April 29, 2003.

About Discovery Partners

Discovery Partners International, Inc. has become a leader in drug discovery collaborations by offering integrated services and products that span the drug discovery continuum including target characterization, high throughput screening, lead generation, lead optimization, high throughput synthesis automation, and gene expression analysis. Discovery Partners is headquartered in San Diego, California and has operations in the United States and Europe. For more information on Discovery Partners International, Inc., please visit the Company's website at http://www.discoverypartners.com.

                                     (More)

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Discovery Partners' actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners' operations, development efforts and business environment, including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, the integration of acquired businesses, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners' annual report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission and Discovery Partners' other SEC reports.

This press release contains a non-GAAP financial measure: a statement of fourth quarter 2002 net income and net income per share, which excludes $51.1 million of asset impairment charges. Management believes the utilization of this non-GAAP financial measure provides useful information to investors because it presents period results on a basis that some investors would find to be more directly comparable than the corresponding GAAP results.

                    DISCOVERY PARTNERS INTERNATIONAL, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF                           THREE MONTHS ENDED
OPERATIONS DATA:                                         MARCH 31,
                                                  -----------------------
                                                    2003           2002
                                                  --------       --------
                                                        (UNAUDITED)
REVENUES                                          $ 12,703       $ 10,020
COST OF REVENUES                                     9,107          5,921
                                                  --------       --------
  GROSS MARGIN                                       3,596          4,099

OPERATING EXPENSES:

   RESEARCH AND DEVELOPMENT                            704          1,942
   SELLING, GENERAL AND ADMINISTRATIVE               3,073          3,268
   AMORTIZATION OF DEFERRED COMPENSATION                85            198
                                                  --------       --------
TOTAL OPERATING EXPENSES                             3,862          5,408
                                                  --------       --------

LOSS FROM OPERATIONS                                  (266)        (1,309)

INTEREST INCOME, NET                                   545            485
FOREIGN CURRENCY LOSSES                                 (2)           (11)

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY            --             71
                                                  --------       --------

NET INCOME (LOSS)                                 $    277       $   (764)
                                                  ========       ========

NET INCOME (LOSS) PER SHARE, BASIC                $   0.01       $  (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC          24,323         24,281

NET INCOME (LOSS) PER SHARE, DILUTED              $   0.01       $  (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED        24,502         24,281

SUMMARY BALANCE SHEET:                              MARCH 31,      DECEMBER 31,
                                                       2003            2002
                                                    ---------      -----------
                                                   (UNAUDITED)

     CASH AND CASH EQUIVALENTS                      $   6,837       $   8,309
     SHORT-TERM INVESTMENTS                            62,865          61,327
     ACCOUNTS RECEIVABLE, NET                          10,123           9,816
     INVENTORIES                                        2,494           4,608
     PREPAID AND OTHER CURRENT ASSETS                   1,221           1,333
                                                    ---------       ---------
    TOTAL CURRENT ASSETS                               83,540          85,393

     PROPERTY AND EQUIPMENT, NET                        9,408           9,819
     RESTRICTED CASH                                      940             931
     PATENTS, LICENSE RIGHTS AND OTHER
       INTANGIBLE ASSETS, NET                           9,203           7,220
     OTHER LONG TERM ASSETS, NET                          975           1,080
                                                    ---------       ---------

    TOTAL ASSETS                                    $ 104,066       $ 104,443
                                                    =========       =========

     ACCOUNTS PAYABLE AND ACCRUED EXPENSES          $   2,988       $   3,650
     CURRENT PORTION OF LONG-TERM DEBT                    547             723
     CONTRACT LOSS ACCRUAL                                 --             837
     DEFERRED REVENUE                                   3,647           2,291
                                                    ---------       ---------
     TOTAL CURRENT LIABILITIES                          7,182           7,501

     OTHER LIABILITIES                                    247             306
     DEFERRED RENT                                        105             105

     COMMON STOCK                                          24              24
     TREASURY STOCK                                      (408)           (119)
     ADDITIONAL PAID-IN-CAPITAL                       200,755         200,691
     DEFERRED COMPENSATION                               (176)           (260)
     ACCUMULATED OTHER COMPREHENSIVE
       INCOME                                             750             885

     ACCUMULATED DEFICIT                             (104,413)       (104,690)
                                                    ---------       ---------

     TOTAL STOCKHOLDERS' EQUITY                        96,532          96,531
                                                    ---------       ---------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 104,066       $ 104,443
                                                    =========       =========

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
STATEMENTS OF CASH FLOWS                            THREE MONTHS ENDED
                                                      MARCH 31, 2003
                                                        (UNAUDITED)
   NET INCOME                                            $   277

   ADJUSTMENTS TO RECONCILE NET LOSS TO CASH
    USED IN OPERATING ACTIVITIES:

   DEPRECIATION AND AMORTIZATION                           1,310
   AMORTIZATION OF DEFERRED COMPENSATION                      85
   CHANGE IN OPERATING ASSETS AND LIABILITIES:
     ACCOUNTS RECEIVABLE                                    (382)
     INVENTORIES                                           2,114
     OTHER CURRENT ASSETS                                    117
     ACCOUNTS PAYABLE, ACCRUED EXPENSES AND
        CONTRACT LOSS ACCRUAL                             (1,507)
     DEFERRED REVENUE                                      1,334
     DEFERRED RENT                                            --
     RESTRICTED CASH                                          (1)
                                                         -------

   NET CASH USED IN OPERATING ACTIVITIES                   3,347

   INVESTING ACTIVITIES:

   PURCHASES OF PROPERTY AND EQUIPMENT                      (632)
   OTHER ASSETS                                              119
   PURCHASE OF PATENTS, LICENSE RIGHTS AND
     OTHER INTANGIBLE ASSETS                              (2,076)
   PURCHASES OF SHORT-TERM INVESTMENTS, NET               (1,539)
                                                         -------
   NET CASH USED IN INVESTING ACTIVITIES                  (4,128)

   FINANCING ACTIVITIES:

   PROCEEDS FROM BORROWINGS (PRINCIPAL PAYMENTS)
     ON CAPITAL LEASES, EQUIPMENT NOTES PAYABLE, LINE
     OF CREDIT, NET                                         (252)
   ISSUANCE OF COMMON STOCK, NET OF PURCHASES               (226)
                                                         -------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES      (478)

   EFFECT OF EXCHANGE RATE CHANGES                          (213)
                                                         -------
   NET DECREASE IN CASH AND CASH EQUIVALENTS              (1,472)


   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        8,309
                                                         -------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD            $ 6,837
                                                         =======


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